XELOS, INC

(A Development Stage Company)

Audited Financial Statements

June 28, 1999 (Inception) through November 30, 2000

BAUM & COMPANY, P.A.

Certified Public Accountants

1515 University Drive - Suite 209

Coral Springs, Florida 33071

INDEPENDENT AUDITORS REPORT

The Board of Directors

Xelos, Inc.

We have audited the accompanying balance sheet of Xelos, Inc.( A Development Stage Company) as of November 30, 2000 and the related statement of income, cash flows and changes in stockholders equity for the year ended November 30, 2000 and the period from June 28, 1999 (Date of Inception) to November 30, 1999. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Xelos, Inc. (A Development Stage Company) at November 30, 2000 and the statement of income, cash flows and changes in stockholders equity for the year then ended and the period from June 28, 1999 (Date of Inception) to November 30, 1999 in conformity with generally accepted accounting principles.

Coral Springs, Florida

December 4, 2000

XELOS, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

NOVEMBER 30, 2000

ASSETS

Current Assets

Cash in Bank	$ 200

Total Assets	$ 200

LIABILITIES AND STOCKHOLDERS EQUITY

Liabilities	$ - 0 -

Stockholders Equity

Common Stock, $.0001 par value, authorized

50,000,000 shares, 2,000,000 issued and outstanding	200

Total Liabilities and Stockholders Equity	$ 200

See accompanying notes to financial statements.

XELOS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF INCOME

YEAR ENDED NOVEMBER 30, 2000

AND THE PERIOD FROM JUNE 28, 1999 (DATE OF INCEPTION)

TO NOVEMBER 30, 1999

			Operations During Development Stage Inception to
	2000	1999	November 30, 2000

Revenue	$ - 0 -	$ - 0 -	$ - 0 -

Expenses	- 0 -	- 0 -	- 0 -

Net Income (Loss)	$ - 0 -	$ - 0 -	$ - 0 -

Net Income per weighted Average of shares	$ nil	$ nil	$ nil
Weighted average of shares	2,000,000	2,000,000	2,000,000

See accompanying notes to financial statements.

XELOS, INC

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

YEAR ENDED NOVEMBER 30, 2000

	Common	Stock	Retained Earnings During Developmental Stage	Total Stockholders Equity
	Shares	Amount	Period	Equity
Beginning Balance June 28, 1999 (Inception)	- 0-	$ - 0 -	$ - 0 -	$ - 0 -
Issuance of Common Stock	2,000,000	200	- 0 -	200
Net Income November 30, 1999	- 0 -	- 0 -	- 0 -	- 0 -
Balance November 30, 1999	2,000,000	200	- 0 -	- 0 -
Net Income November 30, 2000	- 0 -	- 0 -	- 0 -	- 0 -
Balance November 30, 2000	2,000,000	$ 200	$ - 0 -	$ - 0 -

See accompanying notes to financial statements.

XELOS, INC

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

YEAR ENDED NOVEMBER 30, 2000

AND THE PERIOD FROM JUNE 28, 1999 (DATE OF INCEPTION)

TO NOVEMBER 30, 1999

			Operations During Development Stage Inception to
	2000	1999	November 30, 2000
Cash Flows From operations: Net Income	$ - 0 -	$ - 0 -	$ - 0 -
Net Cash provided for operations	- 0 -	- 0 -	- 0 -
Cash flows from financing activities:
(Increase) Decrease in subscription receivable	200	(200)	- 0 -
Issuance of common stock	- 0 -	200	200

Net Increase (Decrease) in cash	200	- 0 -	200
Cash - Beginning	- 0 -	- 0 -	- 0 -
Cash - Ending	$ 200	$ - 0 -	$ 200

See accompanying notes to financial statements.

XELOS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

The Company was organized under the laws of the State of Florida on June 28, 1999.

The Company is in the development stage. The Company is a "shell" whose sole purpose is to locate and consummate a reverse merger or reverse acquisition with an unidentified private entity.

Basis of Accounting

The Company's policy is to prepare its financial statements using the accrual basis of accounting in accordance with generally accepted accounting principles.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 CAPITAL TRANSACTIONS

The Company on November 20, 2000 amended its articles of incorporation to change its par value of common stock from $ .001 to $ .0001.

NOTE 3 SUBSEQUENT EVENTS

The Company is anticipating the filing of a Form 10-SB pursuant to the Securities and Exchange Act of 1934, section 12(b) or (g).